Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement’’) is entered into as of December 1, 2017 (the “Effective Date”) between Ameriforge Group, Inc. d/b/a AF Global Corporation, a Texas corporation (the “Company”), and Larry Blackburn (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration (including a Nonqualified Stock Option Agreement of even date herewith), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 8 hereof.

2. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, as of the Effective Date upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, Executive shall be an at-will employee of the Company and Executive or the Company may terminate Executive’s employment with the Company for any reason or no reason at any time.

3. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Chief Financial Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board of Directors of the Company (the “Board”) or the President and Chief Executive Officer of the Company to expand or limit such duties, responsibilities and authority, either generally or in specific instances; provided that nothing herein, including the restrictions in paragraph 7, shall preclude Executive from (a) serving on the Associated Material, Inc. board of directors, (b) serving on the board of charitable organizations and participating in charitable, civic, educational or community activities, and (c) managing Executive’s passive personal investments, so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.

(b) During the Employment Period, Executive shall report to the CEO.

(c) During the Employment Period, Executive shall devote Executive’s efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, its subsidiaries and affiliates.

4. Compensation and Benefits.

(a) Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s practices as may be in effect from time to time. Executive’s initial salary shall be at the rate of $500,000 per year (the “Base Salary”). The Board shall review Executive’s Base Salary from time to time and may, in its sole discretion, increase it.

(b) Annual Bonus. During the Employment Period, Executive shall be eligible for a target annual bonus of up to 85% of Executive’s Base Salary, based on the achievement of specified performance goals (as determined by the Board). Any bonus earned pursuant to this subparagraph 4(b) shall be paid to Executive in the calendar year following the calendar year in which such bonus was earned.

(c) Standard Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other senior executives of the Company, in the Company’s Standard Benefits Package. The Company’s “Standard Benefits Package” means those benefits (including insurance, vacation and other benefits, but excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) for which substantially all of the senior executives of the Company are from time to time generally eligible, as determined from time to time by the Board.

(d) Business Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses. Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $ 10,000 which shall be paid within sixty (60) days following the Effective Date, provided that the Executive is still employed at the time of such payment.

(e) Reimbursements. If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(f) Indemnification. With respect to Executive’s acts or failures to act during the Employment Period in Executive’s capacity as a director, officer, employee or agent of the Company, to the extent Executive is a director or officer of the Company, the Company shall indemnify the Executive and provide director and officers liability insurance coverage to the Executive on the same basis as other directors and officers of the Company.

5. Employment Period. The Employment Period shall continue until, and shall end upon, the termination of Executive’s employment with the Company or any subsidiary for any reason.

6. Post-Employment Payments.

(a) At the end of Executive’s employment for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any Base Salary which has been earned but is unpaid, and any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company’s vacation policy but are unused, in each such case, as of the end of the Employment Period; (ii) any option rights or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any option award theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company); and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, Executive shall be entitled to the additional amounts described in subparagraph 6(b), in the circumstance described in such subparagraph.

(b) If the Employment Period ends on account of an Involuntary Termination, the Company shall continue to pay Executive his Base Salary at the time of such termination for a period of twelve (12) months following such termination in accordance with the Company’s normal payroll practices. For a period of twelve (12) months following Executive’s Involuntary Termination, Executive shall continue to participate in the Company’s life insurance plan or policy or, if such continued participation is not permitted by such plan or policy, the Company shall make a monthly payment to Executive in an amount equal to the monthly premium cost of Executive’s participation in the Company’s life insurance plan or policy as of immediately prior to Executive’s Involuntary Termination. In addition, if Executive elects continuation coverage under the Company’s medical plan pursuant to COBRA, the Company shall reimburse Executive for Executive’s COBRA premium payments (provided such reimbursement does not result in any taxes or penalties for the Company) until the earlier of (i) Executive’s eligibility for any such coverage under another employer’s or any other medical plan or (ii) the date that is twelve (12) months following the termination of Executive’s employment. The Company shall make any such reimbursement within thirty (30) days following receipt of evidence from Executive of Executive’s payment of the COBRA premium. It is expressly understood that the Company’s payment and reimbursement obligations under this subparagraph 6(b) shall cease in the event Executive breaches any of the agreements in paragraph 7 hereof.

Each payment under this subparagraph 6(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Any payment under this subparagraph 6(b) that is not made during the period following Executive’s Involuntary Termination because Executive has not executed the release described in subparagraph 6(d), shall be paid to Executive in a single lump sum on the first payroll date after the sixtieth (60th) day following Executive’s Involuntary Termination; provided that in no event shall such payment be made after March 15 of the calendar year following the calendar year in which such termination occurs; provided further that Executive executes and does not revoke the release in accordance with the requirements of subparagraph 6(d).

(c) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. For the avoidance of doubt, any amounts earned by Executive from accepting new employment shall not offset any payment provided for in this Agreement.

(d) Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under subparagraph 6(b) hereof unless (i) prior to the 60th day following the Involuntary Termination, Executive executes a release of all current or future claims, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and the directors, managers, officers, employees and affiliates of any of them, in substantially the form attached on Exhibit A hereto and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such release.

7. Competitive Activity; Non-Solicitation; Confidentiality.

(a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive shall be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 7(e)(i), gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Executive not compete with the Company during Executive’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs.

(b) Covenants.

(i) Covenants During Employment. While employed by the Company, Executive shall not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive shall not:

(A)	enter into or engage in any business which competes with the Company’s business;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business.

(ii) Covenants Following Termination. For a period of (x) one year following Executive’s termination of employment if Executive’s employment terminates as a result of an Involuntary Termination or Permanent Disability or (y) two years following Executive’s termination of employment for any other reason (such period the “Restrictive Period”) following the termination of Executive’s employment, Executive shall not:

(A)	enter into or engage in any business which competes with the Company’s Business within the Restricted Territory;

(B)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(iii) Indirect Competition. For the purposes of subparagraphs 7(b)(i) and (ii) inclusive, but without limitation thereof, Executive shall be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock. For the avoidance of doubt, nothing in the subparagraph 4b shall prohibit Executive from becoming employed by an Eligible Entity so long as the Executive does not directly or indirectly provide any supervisory, strategic, day-to-day operational, or other services to any business unit of such Eligible Entity that competes with the Company’s Business. “Eligible Entity” is an entity that has multiple business lines, one of which competes with the Company’s Business, so long as the business competing with the Company’s Business represents less than fifteen percent (15%) of the revenue generated by the entity of which the business unit is a part.

(iv) If it shall be judicially determined that Executive has violated this subparagraph 7(b), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c) The Company. For purposes of this paragraph 7, the Company shall include any and all direct and indirect subsidiary and parent companies of the Company for which Executive worked or had responsibility at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

(d) Non-Solicitation. Executive shall not, directly or indirectly, at any time, during the period of Executive’s employment or during the Restrictive Period, attempt to disrupt, damage, impair or interfere with the Company’s business by raiding any of the Company’s employees or soliciting any of them to resign from their employment with the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e) Further Covenants.

(i) Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information; provided, this subparagraph 7(e)(i) shall not apply to information that the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of Executive, and whether compiled by the Company and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii) The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(iii) Executive agrees that upon termination of Executive’s employment with the Company for any reason, Executive shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 7(e)(i) of this Agreement. In the event that such items are not so returned, the Company shall have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(f) Discoveries and Inventions; Work Made for Hire.

(i) Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive shall assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following the termination of Executive’s employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii) In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and for one (1) year after the termination of Executive’s employment, Executive shall disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials shall be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive shall execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and shall assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive shall do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii) Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item shall recognize the Company as the copyright owner, shall contain all proper copyright notices, e.g., “(creation date) Ameriforge Group, Inc. d/b/a AF Global Corporation, All Rights Reserved,” and shall be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g) Communication of Contents of Agreement. While employed by the Company and during the Restrictive Period, Executive shall communicate the contents of paragraph 7 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with or represent.

(h) Confidentiality Agreements. Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers. Except as indicated, Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Executive’s right to make disclosures or to engage in any other activities contemplated by Executive’s employment with the Company.

(i) Nondisparagement. Executive shall not, at any time, during the period of Executive’s employment and for two (2) years thereafter, talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Company or its subsidiaries or affiliates or any aspect of Executive’s employment with the Company. Further, Executive shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company or its subsidiaries or affiliates. During the period of Executive’s employment and for two (2) years thereafter, the Company agrees to direct its executive officers not to talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Executive. This subparagraph 7(i) shall not apply to truthful statements that are (a) required by law or legal process, (b) in furtherance of the applicable party’s duties with the Company, or (c) in rebuttal to false or misleading statements about the party making such truthful statements.

(j) Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 7(b), 7(d), 7(e), 7(f), 7(g) 7(h), and 7(i) inclusive, of this Agreement, without the necessity of proof of actual damage.

(k) Reasonableness. Executive acknowledges that Executive’s obligations under this paragraph 7 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

8. Definitions.

(a) “Affiliate’’ means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.

(b) “Change of Control” means (i) the consummation of a transaction, whether in a single transaction or in a series of related transactions, with a person who is not a Permitted Holder pursuant to which such party or parties (A) acquire (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) equity interests of Holdings (or any surviving or resulting company) possessing the voting power to elect a majority of the Board of

Directors of Holdings (or such surviving or resulting company) or (B) acquire assets constituting all or substantially all of the assets of Holdings and its subsidiaries (as determined on a consolidated basis), or (ii) the consummation of a transaction whereby any combination of Permitted Holders sells or transfers, whether in a single transaction or in a series of related transactions, to an independent third party or a group of independent third parties, pursuant to which such party or parties acquire equity interests of Holdings representing, directly or indirectly, in the aggregate greater than 50% of the ordinary voting power represented by the issued and outstanding equity of Holdings held by the Permitted Holders in the aggregate as of the date hereof.

(c) “Company’s Business” means the business of providing technology, services, and fully-integrated manufacturing capabilities to the oil and gas, general industrial, aerospace, and power generation industries, as further described in any and all manufacturing, marketing and sales manuals and materials and/or websites of the Company, as the same may be altered, amended, supplemented or otherwise changed from time to time.

(d) “Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

(e) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(f) “Holdings” means AFG Holdings, Inc.

(g) “Involuntary Termination” means a Termination Without Cause or a Termination For Good Reason.

(h) “Net Equity Value” means, as of the date of a Change of Control, the equity value of Holdings, as determined by the Board of Directors of Holdings, in its sole discretion, on the basis of amounts received by Holdings’ stockholders in connection with the Change of Control, after the payment of all outstanding debt and expenses and assuming the exercise of all options, warrants or other rights to purchase shares of common stock of Holdings.

(i) “Permanent Disability” means that Executive, because of accident, disability or physical or mental illness, is incapable of performing Executive’s duties to the Company or any subsidiary, as determined by the Board. Notwithstanding the foregoing, Executive shall be deemed to have become incapable of performing Executive’s duties to the Company or any subsidiary, if Executive is incapable of so doing for (i) a continuous period of 90 days and remains so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(j) “Permitted Holders” means any Person (i) owning Equity Interests in Holdings as of the date hereof and (ii) having appointed at least one member of the Board of Directors of Holdings serving in such capacity as of the date hereof, and such Person’s Affiliates.

(k) “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

(l) “Restricted Territory” means: (i) the United States of America, (ii) the geographic area(s) within a fifty (50) mile radius of any and all Company location(s) in, to or for which Executive worked, to which Executive was assigned or had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination; and (iii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) or (ii) above, with which Executive had any contact or for which Executive had any responsibility (either direct or supervisory) at the time of termination of Executive’s employment and at any time during the two (2) year period prior to such termination.

(m) “Termination For Cause” means the termination by the Company of Executive’s employment with the Company as a result of (i) the willful and continued failure of Executive diligently to perform Executive’s duties with the Company or any of its subsidiaries (other than any failure due to physical or mental incapacity) ten (10) days after written notice of such failure has been given to Executive by the Company or any of its affiliates, (ii) gross negligence or willful misconduct by Executive which causes material injury, monetary or otherwise, to the Company or any of its affiliates, (i) Executive’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts that has a substantial and adverse effect on Executive’s qualifications or ability to perform Executive’s duties, (iv) intentional action by Executive which Executive knows would not comply with the laws of the United States or any other jurisdiction applicable to Executive’s actions on behalf of the Company or any of its subsidiaries, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 U.S.C. 78 (the “FPCA”), as the FCPA may hereafter be amended, and/or its successor statutes, or (v) Executive’s use of illegal drugs or habitual drunkenness.

(n) “Termination For Good Reason’’ means a termination by Executive of Executive’s employment in connection with or based upon and within ninety (90) days of one of the following events (occurring in the absence of Executive’s signed written consent): (i) reduction of the Base Salary or Executive’s annual bonus percentage opportunity in such a manner so that Executive will not be entitled to receive substantially the same Base Salary and annual bonus opportunity, other than as a result of a general across the board salary reduction applicable to all senior executives of the Company; (ii) relocation of Executive’s primary place of work by more than fifty (50) miles; or (iii) any material diminution in Executive’s duties, roles, title, reporting lines or responsibilities, which shall not include removal as a member of the Board or any similar governing body of the Company’s subsidiaries or affiliates, failure to be reelected as Chairman of the Board or any similar governing body of the Company’s subsidiaries or affiliates, or failure to be reelected as a member of the Board or any similar governing body of the Company’s subsidiaries or affiliates, in each of cases (i) through (iii), which is not cured within thirty (30) days following the Company’s receipt of written notice from Executive describing the event giving rise to such Termination For Good Reason, and provided that Executive terminates employment within thirty (30) days after the end of such cure period.

(o) “Termination Without Cause” means the termination by the Company or any subsidiary of Executive’s employment with the Company or any subsidiary for any reason other than a termination for Permanent Disability or a Termination For Cause.

(p) “Voluntary Termination” means Executive’s termination of Executive’s employment with the Company or any subsidiary for any reason, other than a Termination For Good Reason.

9. Survival. Subject to any limits on applicability contained therein, paragraphs 7 through 18 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

10. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be personally delivered, sent by reputable overnight carrier, sent via electronic mail or mailed by first class mail, return receipt requested, to the recipient at the address or email address, as applicable, below indicated:

Notices to Executive:

Larry Blackburn

Notices to the Company:

AF Global Corporation

945 Bunker Hill Road, Suite 500

Houston, Texas 77024

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered (or in the case of electronic mail, when electronic evidence of transmission is received).

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

13. Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, each party shall cover their own costs and expenses (including, without limitation, attorneys’ fees) incurred in connection therewith.

14. Section 280G of the Code. In the event that the severance or benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this paragraph 14, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company will use commercially reasonable efforts to solicit shareholder approval of the Executive’s “excess parachute payments” in accordance with Section 280G of the Code and the regulations promulgated thereunder.

15. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

16. Counterparts. This Agreement may be executed in separate counterparts (including facsimile and other electronically transmitted counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

17. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.

18. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Texas. Executive agrees that the state and federal courts located in the State of Texas shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERIFORGE GROUP, INC., D/B/A AF GLOBAL CORPORATION

By:	/s/ Jack L. Foster
Name:	Jack L. Foster
Title:	V.P. Human Resources

EXECUTIVE

/s/ Lawrence Blackburn
Lawrence Blackburn

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Exhibit A

GENERAL RELEASE

I, ________________, in consideration of and subject to the performance by Ameriforge Group, Inc. d/b/a AF Global Corporation, a Texas corporation (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of December 1, 2017 (the “Agreement”), which are further described on Schedule A attached hereto, do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners, each in their capacity related to the Company, (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. My employment or service with the Company and its affiliates terminated as of [____________], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Paragraph 6 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Paragraph 6 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to Paragraph 7 of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which implies survival of the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, including those that arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any

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applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, I do not release or discharge the Company and the Released Parties from any Claims arising under subparagraphs 4(f), 6(a), 6(b) or paragraph 14 of the Agreement.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided. however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. 1 expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

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7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties regarding released claims, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that paragraphs 6 through 18 of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST |21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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Schedule A

Benefits

The Company shall provide me with the following, subject to the terms and conditions set forth in the Employment Agreement and the General Release (including, without limitation, my continued compliance with Paragraph 7 of the Agreement):

1. Any Base Salary which has been earned but is unpaid, and any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company’s vacation policy but are unused, in each such case, payable within sixty (60) days following the Date of Termination, (ii) any annual bonus earned but unpaid for a fiscal year that was completed at the time of such termination; (iii) any option rights or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any option award theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company); (iv) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”); and (v) liability insurance coverage, as provided in subparagraph 4(f).

2. An amount equal to the Executive’s monthly Base Salary rate (but not as an employee), paid monthly for a period of 12 months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

3. Subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the obligations in paragraph 7 hereof, the Company will reimburse Executive for his participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of twelve (12) months, provided that the Executive is eligible and remains eligible for COBRA coverage; provided, that in the event that the Executive obtains other employment that offers group health benefits, such reimbursement of coverage by the Company shall immediately cease.